Exhibit 99.1

PCSB Financial Corporation Announces Second Fiscal Quarter Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; January 27, 2022 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $4.3 million, or $0.30 per diluted share, for the three months ended December 31, 2021, compared to $3.6 million, or $0.25 per diluted share, for the three months ended September 30, 2021 and $2.7 million, or $0.18 per diluted share, for the three months ended December 31, 2020.

On January 26, 2022, the Board of Directors declared a regular quarterly cash dividend of $0.06 per share. The dividend is payable on or about February 25, 2022 to shareholders of record as of the close of business on February 11, 2022.

Second Quarter Highlights

•

Net income of $4.3 million or $0.30 per diluted share for the current quarter, increases of 18.6% and 59.2% compared to the linked quarter and same quarter last year, respectively. Excluding certain non-recurring items, current quarter adjusted net income (non-GAAP) was $3.1 million or $0.22 per diluted share, a decrease of 4.3% compared to the linked quarter and an increase of 29.2% compared to the same quarter last year, respectively. The decrease in adjusted net income from the linked quarter is largely due to higher provision for loan losses tied to loan portfolio growth. Reconciliations of GAAP to non-GAAP financial measures are included at the end of this release.

•

Net interest income of $13.3 million for the current quarter, increases of 5.8% and 14.8% from the linked quarter and the same quarter last year, respectively. Adjusted net interest income (non-GAAP) of $12.4 million for the current quarter, increases of 2.0% and 9.2% from the linked quarter and the same quarter last year, respectively.

•

Tax equivalent net interest margin of 2.97% for the current quarter, an increase from 2.82% in the linked quarter and 2.70% for the same quarter last year. Adjusted tax equivalent net interest margin (non-GAAP) of 2.75% for the current quarter, an increase from 2.71% in the linked quarter and 2.64% for the same quarter last year.

•	Average cost of interest-bearing deposits of 0.39% for the current quarter, a decrease from 0.41% in the linked quarter and 0.71% for the same quarter last year.
•

Efficiency ratio of 60.92% for the current quarter, improved from 65.59% for the linked quarter and 70.72% for the same quarter last year. Adjusted efficiency ratio (non-GAAP) of 67.64% for the current quarter, unchanged from the linked quarter and improved from 72.70% for the same quarter last year.

•

Average loans receivable, excluding SBA Paycheck Protection Program (“PPP”) loans, of $1.23 billion for the current quarter, increased from $1.20 billion in both the linked quarter and the same quarter last year.

•	Average deposits of $1.52 billion for the current quarter, increases of 0.8% and 10.0% compared to the linked quarter and same quarter last year, respectively.
•	Allowance for loan losses to total net loans receivable (excluding PPP loans) of 0.68% as of December 31, 2021, an increase from 0.66% as of June 30, 2021.
•	Non-performing loans of $7.9 million, or 0.64% of total net loans receivable (excluding PPP loans), as of December 31, 2021, increased from 0.48% as of June 30, 2021.
•

Loans on COVID-19-related payment deferral totaled $13.7 million, or 1.10% of gross loans, as of December 31, 2021, compared to $27.3 million, or 2.21% of gross loans, as of June 30, 2021. Loans on deferral totaling $10.1 million have resumed payments in January 2022, with the remaining $3.6 million (1 loan) scheduled to resume payments in June 2022.

President’s Comments

“We are extremely pleased with the Company’s solid quarter and six-month financial performance which resulted in solid earnings”, said Joseph D. Roberto, Chairman, President & Chief Executive Officer of PCSB Financial Corporation. “Despite a difficult operating environment, our strong financial results year over year reflect continued net interest margin expansion along with continued control over operating expenses. We are encouraged by our ability to grow net loans over 10.0% annualized during the quarter despite some significant paydowns. With respect to credit quality, although we have seen recent increases in non-performing loans, our conservative underwriting has provided us strong LTVs and we believe these are isolated issues and not indicative of systemic risks in the loan portfolio. I am proud of our PCSB team who remain a source of strength to our customers and look forward to continuing to invest in the communities we serve which we believe will create sustainable value for our shareholders.”

Income Statement Summary

Net income for the current quarter was $4.3 million, which increased $674,000 from the linked quarter and $1.6 million from the prior year quarter. The change from the linked quarter is primarily due to a $723,000 increase in net interest income and a $582,000 increase in noninterest income, partially offset by increases of $251,000 in provision for loan losses, $199,000 in income tax expense, and $181,000 in noninterest expense. The change from the prior year quarter is primarily due to a $1.7 million increase in net interest income and a $452,000 increase in noninterest income, partially offset by increases of $298,000 in income tax expense, $157,000 in provision for loan losses and $114,000 in noninterest expense.

Net interest income was $13.3 million for the current quarter, increases of $723,000, or 5.8%, compared to the linked quarter and $1.7 million, or 14.8%, compared to the prior year quarter. The increase compared to the linked quarter is primarily the result of a 15 basis point increase in the tax equivalent net interest margin and a $7.9 million, or 0.4%, increase in average interest-earning assets. The increase in net interest income compared to the prior year period is primarily the result of a 27 basis point increase in the tax equivalent net interest margin and an $81.6 million, or 4.8%, increase in average interest-earning assets.

The Company recognized PPP loan interest and origination fee income (net of costs) of $332,000 in the current quarter, compared to $373,000 in the linked quarter and $159,000 in the prior year quarter. Unearned origination fees (net of costs) on PPP loans totaled $366,000 as of December 31, 2021 and will be recognized in income over the remaining lives of the loans. The timing of such recognition is largely dependent on the timing of forgiveness, which the Company expects to be substantially complete by June 30, 2022.

The tax equivalent net interest margin was 2.97% for the current quarter, reflecting increases of 15 basis points compared to 2.82% in the linked quarter and 27 basis points compared to 2.70% in the prior year quarter. During the current quarter, the Company recognized $555,000 of loan prepayment income. Adjusted net interest margin, which excludes the effects of loan prepayment income and PPP loan interest and fees, was 2.75% for the current quarter compared to 2.71% in the linked quarter and 2.64% in the prior year quarter. Reductions in the cost of funds were partially offset by a decrease in adjusted asset yield compared to the prior year quarter, driven by lower market interest rates. Reconciliations of GAAP to non-GAAP financial measures are included at the end of this release.

Tax equivalent yield on interest-earning assets for the current quarter was 3.33%, increases of 13 basis points from the linked quarter and 1 basis point from the prior year quarter. Excluding the effects of non-recurring PPP loan income and loan prepayment income, the tax equivalent yield on interest-earning assets for the current quarter was 3.11%, an increase of 2 basis points from the linked quarter and a decrease of 16 basis points from the same quarter last year. The decrease in yield compared to the prior year quarter is a result of the loan and investment portfolios continuing to re-price downward due to lower market interest rates, however the decline in asset yields (excluding the effects of PPP income) has slowed and reversed in recent quarters due to a more favorable yield curve and earning asset composition.

The cost of interest-bearing deposits was 0.39% for the current quarter, decreases of 2 basis points and 32 basis points from 0.41% and 0.71% in the linked quarter and prior year quarter, respectively. In response to lower market interest rates and increased liquidity levels, deposit rate reductions have been implemented throughout the last 2 years, the effects of which continue to be realized. As of quarter end, the weighted average cost of interest-bearing deposits was 0.32%. The cost of interest-bearing liabilities was 0.47% for the current quarter, decreases of 2 basis points from 0.49% in the linked quarter and 34 basis points from 0.81% in the prior year quarter. Over the next 12 months, the Company has $40.0 million of wholesale funding maturing, comprised of FHLB advances and brokered time deposits, with a weighted average cost of 2.07%.

The provision for loan losses was $264,000 for current quarter, compared to $13,000 for the linked quarter and $107,000 for the prior year quarter. Loans on COVID-19 related payment deferral totaled $13.7 million, or 1.10% of gross loans, as of December 31, 2021, compared to $27.3 million, or 2.21% of gross loans, as of June 30, 2021. Recoveries, net of charge-offs, were $6,000 for the current quarter compared to $265,000 for the linked quarter and charge-offs, net of recoveries, of $102,000 for the prior year quarter.  Non-performing loans as a percent of total loans receivable (excluding PPP loans) was 0.64% as of December 31, 2021, an increase from 0.48% as of June 30, 2021. The increase in non-performing loans over the last 12 months primarily includes three commercial relationships totaling $6.3 million, including $2.7 million of loans secured by multi-family commercial real estate

(including 1 relationship consisting of 2 construction loans totaling $1.5 million) with a weighted average loan-to-value ratio of 68.8% and one loan for $3.6 million secured by non-owner-occupied retail commercial real estate with a loan-to-value ratio of 53.9%.

Noninterest income of $1.2 million for the current quarter increased $582,000 compared to the linked quarter and $452,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to increases of $548,000 in gains on the sale of premises and $35,000 in gains on the sale of loans. The increase compared to the prior year quarter was primarily due to increases of $548,000 in gains on the sale of premises, $62,000 in bank-owned life insurance income, $44,000 in fees and service charges and $41,000 in gains on the sale of loans, partially offset by a $238,000 decrease in swap income. During the current quarter, the Company sold a parcel of unused land, resulting in the gain discussed above.

Noninterest expense of $8.8 million for the current quarter increased $181,000 compared to the linked quarter and $114,000 compared to the prior year quarter. The increase compared to the linked quarter was primarily due to higher salaries and benefits, postage and printing, as well as professional costs. Noninterest expenses increased compared to the prior year quarter primarily due to increases in salaries and benefits, including ESOP costs, and New York State capital-based taxes, which were largely offset by lower pension costs.

The effective income tax rate was 20.4% for the current quarter, as compared to 19.9% for the linked quarter and 22.9% for the prior year quarter. The decrease in the effective tax rate for the current quarter compared to the prior year quarter is the result of increases in tax-exempt municipal bond income and bank-owned life insurance income.

Balance Sheet Summary

Total assets increased $13.2 million to $1.89 billion at December 31, 2021 as compared to June 30, 2021, as increases of $39.0 million in total investment securities and $14.2 million in net loans receivable were partially offset by a decrease of $39.0 million in cash and cash equivalents. The increase in investment securities was the result of the Company deploying excess liquidity and included increases of $29.8 million in state and municipal securities, $8.5 million in corporate securities and $5.8 million in mortgage-backed securities, partially offset by a $5.1 million decrease in U.S. government and agency bonds. Net loans receivable increased $14.2 million, primarily the result of increases in commercial mortgage loans and construction loans of $41.0 million and $1.7 million, respectively, partially offset by decreases in commercial loans and residential mortgage loans of $15.6 million and $11.5 million, respectively. The decrease in commercial loans includes a decrease in PPP loans of $24.3 million, driven by forgiveness and paydowns.

Total liabilities increased $12.9 million to $1.61 billion at December 31, 2021 compared to June 30, 2021 as an increase of $31.4 million in deposits was partially offset by decreases of $11.3 million in other liabilities and $7.6 million in FHLB advances. The $31.4 million increase in deposits includes increases in money market, NOW and savings accounts of $28.5 million, $21.4 million and $5.5 million, respectively, partially offset by decreases in time deposits and demand accounts of $20.7 million and $3.3 million, respectively.

Total shareholders’ equity increased $274,000 to $274.8 million at December 31, 2021 as compared to $274.6 million as of June 30, 2021. The increase for the six months ended December 31, 2021 was primarily due to net income of $7.9 million and $2.5 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period, partially offset by the repurchase of $8.2 million (440,666 shares) of common stock and $1.7 of cash dividends declared and paid. As of December 31, 2021, there were 122,417 shares available to be repurchased under the current stock repurchase plan.

At December 31, 2021, the Company’s book value per share and tangible book value per share were $17.92 and $17.51, respectively, compared to $17.41 and $17.01, respectively, at June 30, 2021. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At December 31, 2021, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 14 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations and on our customers, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability  to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	December 31,	June 30,
	2021	2021
ASSETS
Cash and due from banks	$113,499	$152,070
Federal funds sold	6,840	7,235
Cash and cash equivalents	120,339	159,305
Held to maturity debt securities, at amortized cost (fair value of $389,814 and $342,137, respectively)	390,312	337,584
Available for sale debt securities, at fair value	43,687	57,387
Total investment securities	433,999	394,971
Loans receivable, net of allowance for loan losses of $8,429 and $7,881, respectively	1,243,646	1,229,451
Loans held for sale	1,452	-
Accrued interest receivable	6,509	6,398
FHLB stock	4,167	4,507
Premises and equipment, net	19,550	21,099
Deferred tax asset, net	2,327	2,552
Bank-owned life insurance	35,951	35,568
Goodwill	6,106	6,106
Other intangible assets	119	151
Other assets	13,956	14,827
Total assets	$1,888,121	$1,874,935
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits	$1,307,359	$1,272,610
Non interest-bearing deposits	215,708	219,072
Total deposits	1,523,067	1,491,682
Mortgage escrow funds	10,880	10,536
Advances from Federal Home Loan Bank	58,390	65,957
Other liabilities	20,950	32,200
Total liabilities	1,613,287	1,600,375
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of December 31, 2021 and June 30, 2021)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,703,577 shares issued as of both December 31, 2021 and June 30, 2021, 15,337,979 and 15,770,645 shares outstanding as of December 31, 2021 and June 30, 2021, respectively)	187	187
Additional paid in capital	191,826	189,926
Retained earnings	157,146	150,987
Unearned compensation - ESOP	(9,688)	(10,176)
Accumulated other comprehensive loss, net of income taxes	(3,353)	(3,099)
Treasury stock, at cost, 3,365,598 and 2,932,932 shares as of December 31, 2021 and June 30, 2021, respectively)	(61,284)	(53,265)
Total shareholders' equity	274,834	274,560
Total liabilities and shareholders' equity	$1,888,121	$1,874,935

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest and dividend income
Loans receivable	$12,651	$12,182	$24,758	$24,729
Investment securities	2,131	1,933	4,142	3,789
Federal funds and other	88	110	197	235
Total interest and dividend income	14,870	14,225	29,097	28,753
Interest expense
Deposits and escrow interest	1,292	2,158	2,646	4,590
FHLB advances	320	520	658	1,039
Total interest expense	1,612	2,678	3,304	5,629
Net interest income	13,258	11,547	25,793	23,124
Provision for loan losses	264	107	277	216
Net interest income after provision for loan losses	12,994	11,440	25,516	22,908
Noninterest income
Fees and service charges	407	363	808	685
Gains on sales of premises	548	-	548	-
Swap income	-	238	-	367
Bank-owned life insurance	191	129	383	261
Net gains on sales of loans	41	-	47	-
Other	8	13	22	24
Total noninterest income	1,195	743	1,808	1,337
Noninterest expense
Salaries and employee benefits	5,843	5,520	11,616	11,127
Occupancy and equipment	1,348	1,374	2,701	2,692
Communications and data processing	526	446	1,053	1,022
Professional fees	420	503	813	903
Postage, printing, stationery and supplies	182	167	325	306
FDIC assessment	121	122	246	235
Advertising	100	100	200	200
Amortization of intangible assets	16	20	32	40
Other operating expenses	249	439	443	790
Total noninterest expense	8,805	8,691	17,429	17,315
Net income before income tax expense	5,384	3,492	9,895	6,930
Income tax expense	1,096	798	1,993	1,508
Net income	$4,288	$2,694	$7,902	$5,422
Earnings per common share:
Basic	$0.30	$0.18	$0.55	$0.36
Diluted	0.30	0.18	0.55	0.36
Weighted average common shares outstanding:
Basic	14,236,473	14,888,528	14,287,009	15,094,982
Diluted	14,281,232	14,899,020	14,349,272	15,094,982

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,242,109	$12,651	4.07%	$1,223,532	$12,107	3.96%	$1,232,555	$12,182	3.95%
Investment securities (1)	427,918	2,131	2.08	404,565	2,011	2.07	313,812	1,933	2.51
Other interest-earning assets	126,586	88	0.28	160,659	109	0.27	168,608	110	0.26
Total interest-earning assets	1,796,613	14,870	3.33	1,788,756	14,227	3.20	1,714,975	14,225	3.32
Non-interest-earning assets	77,506			76,375			70,417
Total assets	$1,874,119			$1,865,131			$1,785,392

Liabilities and equity:
NOW accounts	$192,856	90	0.18	$182,531	70	0.15	$149,620	79	0.21
Money market accounts	355,708	168	0.19	350,575	186	0.21	255,961	211	0.33
Savings accounts and mortgage escrow funds	398,076	108	0.11	397,292	113	0.11	362,422	168	0.18
Time deposits	357,242	926	1.03	367,641	985	1.06	434,446	1,700	1.55
Total interest-bearing deposits	1,303,882	1,292	0.39	1,298,039	1,354	0.41	1,202,449	2,158	0.71
FHLB advances	63,805	320	1.99	65,935	338	2.03	106,034	520	1.94
Total interest-bearing liabilities	1,367,687	1,612	0.47	1,363,974	1,692	0.49	1,308,483	2,678	0.81
Non-interest-bearing deposits	214,558			207,806			178,538
Other non-interest-bearing liabilities	16,250			19,943			26,482
Total liabilities	1,598,495			1,591,723			1,513,503
Total shareholders' equity	275,624			273,408			271,889
Total liabilities and shareholders' equity	$1,874,119			$1,865,131			$1,785,392

Net interest income		$13,258			$12,535			$11,547
Interest rate spread - tax equivalent (2)			2.86			2.71			2.51
Net interest margin - tax equivalent (3)			2.97			2.82			2.70
Average interest-earning assets to interest-bearing liabilities	131.36%			131.14%			131.07%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of GAAP to non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Six Months Ended December 31,
	2021			2020
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,232,821	$24,758	4.01%	$1,242,575	$24,729	3.98%
Investment securities (1)	416,241	4,142	2.08	314,552	3,789	2.44
Other interest-earning assets	143,622	197	0.27	163,323	235	0.29
Total interest-earning assets	1,792,684	29,097	3.26	1,720,450	28,753	3.35
Non-interest-earning assets	76,940			71,172
Total assets	$1,869,624			$1,791,622

Liabilities and equity:
NOW accounts	$187,693	159	0.17	$149,543	168	0.22
Money market accounts	353,141	355	0.20	253,129	449	0.35
Savings accounts and mortgage escrow funds	397,684	221	0.11	361,256	370	0.20
Time deposits	362,442	1,911	1.05	438,966	3,603	1.63
Total interest-bearing deposits	1,300,960	2,646	0.40	1,202,894	4,590	0.76
FHLB advances	64,870	658	2.01	106,051	1,039	1.94
Total interest-bearing liabilities	1,365,830	3,304	0.48	1,308,945	5,629	0.86
Non-interest-bearing deposits	211,182			181,312
Other non-interest-bearing liabilities	18,096			27,720
Total liabilities	1,595,108			1,517,977
Total shareholders' equity	274,516			273,645
Total liabilities and shareholders' equity	$1,869,624			$1,791,622

Net interest income		$25,793			$23,124
Interest rate spread - tax equivalent (2)			2.78			2.49
Net interest margin - tax equivalent (3)			2.90			2.70
Average interest-earning assets to interest-bearing liabilities	131.25%			131.44%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all periods presented. See reconciliation of GAAP to non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of GAAP to non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Condensed Balance Sheets
Cash and cash equivalents	$120,339	$148,012	$159,305	$169,314	$162,541
Total investment securities	433,999	423,525	394,971	347,302	310,231
Loans receivable, net	1,243,646	1,210,674	1,229,451	1,261,155	1,237,550
Other assets	90,137	90,968	91,208	76,903	79,517
Total assets	$1,888,121	$1,873,179	$1,874,935	$1,854,674	$1,789,839

Total deposits and mortgage escrow funds	$1,533,947	$1,511,465	$1,502,218	$1,463,542	$1,387,897
Advances from Federal Home Loan Bank	58,390	65,924	65,957	95,991	106,023
Other liabilities	20,950	21,062	32,200	23,844	26,595
Total liabilities	1,613,287	1,598,451	1,600,375	1,583,377	1,520,515
Total shareholders' equity	274,834	274,728	274,560	271,297	269,324
Total liabilities and shareholders' equity	$1,888,121	$1,873,179	$1,874,935	$1,854,674	$1,789,839

	Quarter Ended					Six Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Condensed Income Statements
Interest income	$14,870	$14,227	$14,586	$13,925	$14,225	$29,097	$28,753
Interest expense	1,612	1,692	2,005	2,288	2,678	3,304	5,629
Net interest income	13,258	12,535	12,581	11,637	11,547	25,793	23,124
Provision (benefit) for loan losses	264	13	5	(894)	107	277	216
Noninterest income	1,195	613	568	592	743	1,808	1,337
Noninterest expense	8,805	8,624	8,867	8,572	8,691	17,429	17,315
Income before income tax expense	5,384	4,511	4,277	4,551	3,492	9,895	6,930
Income tax expense	1,096	897	867	959	798	1,993	1,508
Net income	$4,288	$3,614	$3,410	$3,592	$2,694	$7,902	$5,422

Earnings per share:
Basic	$0.30	$0.25	$0.23	$0.25	$0.18	$0.55	$0.36
Diluted	0.30	0.25	0.23	0.25	0.18	0.55	0.36

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Six Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Performance Ratios (1):
Return on average assets	0.92%	0.78%	0.73%	0.80%	0.60%	0.85%	0.61%
Return on average equity	6.22%	5.29%	4.95%	5.32%	3.96%	5.76%	3.96%
Interest rate spread	2.86%	2.71%	2.67%	2.53%	2.51%	2.78%	2.49%
Net interest margin	2.97%	2.82%	2.81%	2.69%	2.70%	2.90%	2.70%
Efficiency ratio	60.92%	65.59%	67.43%	70.10%	70.72%	63.15%	70.79%

Noninterest income to average assets	0.26%	0.13%	0.12%	0.13%	0.17%	0.19%	0.15%
Noninterest expense to average assets	1.88%	1.85%	1.89%	1.90%	1.95%	1.86%	1.93%

Average interest-earning assets to average interest-bearing liabilities	131.36%	131.14%	131.21%	131.31%	131.07%	131.25%	131.44%
Average equity to average assets	14.71%	14.66%	14.67%	14.99%	15.23%	14.68%	15.27%
Dividend payout ratio (2)	20.22%	24.24%	26.07%	16.65%	22.57%	22.06%	22.83%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Loans to deposits	81.65%	80.46%	82.42%	86.72%	89.85%

Share Data:
Shares outstanding	15,337,979	15,574,310	15,770,645	15,966,216	16,097,867
Book value per common share	$17.92	$17.64	$17.41	$16.99	$16.73
Tangible book value per common share (3)	$17.51	$17.24	$17.01	$16.60	$16.34

Asset Quality Ratios:
Non-performing loans receivable	$7,890	$5,732	$5,764	$2,054	$1,668
Non-performing assets	$7,890	$5,732	$5,764	$2,054	$1,668
Allowance for loan losses as a percent of total loans receivable (4)	0.68%	0.68%	0.66%	0.65%	0.72%
Allowance for loan losses as a percent of non-performing loans receivable	106.83%	142.34%	136.73%	382.91%	520.20%
Non-performing loans as a percent of total loans receivable, net (4)	0.64%	0.48%	0.48%	0.17%	0.14%
Non-performing assets as a percent of total assets	0.42%	0.31%	0.31%	0.11%	0.09%
Net (recoveries) charge-offs	$(6)	$(265)	$(11)	$(82)	$102
Net (recoveries) charge-offs to average outstanding loans during the period (1)	0.00%	(0.09%)	0.00%	(0.03%)	0.03%

Capital Ratios (5):
Tier 1 capital (to adjusted total assets)	12.91%	12.72%	12.48%	12.76%	12.66%
Common equity Tier 1 capital (to risk-weighted assets)	17.67%	17.84%	17.93%	17.72%	17.74%
Tier 1 capital (to risk-weighted assets)	17.67%	17.84%	17.93%	17.72%	17.74%
Total capital (to risk-weighted assets)	18.28%	18.46%	18.53%	18.33%	18.42%

(1) Performance ratios for quarter ended periods are annualized.
(2) Dividends declared per share divided by net income per share.

(3) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(4) Total loans receivable excludes PPP loans.
(5) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Mortgage loans:
Residential mortgages	$212,817	$221,735	$224,305	$229,008	$237,987
Commercial mortgages	867,581	838,021	826,624	831,162	801,348
Construction	11,857	11,639	10,151	10,047	17,551
Net deferred loan origination (fees) costs	(18)	97	196	365	600
Total mortgage loans	1,092,237	1,071,492	1,061,276	1,070,582	1,057,486
Commercial and consumer loans:
Commercial loans (1)	135,055	122,031	150,658	171,314	160,678
Home equity credit lines	24,142	24,936	25,439	27,211	27,653
Consumer and overdrafts	356	394	345	269	328
Net deferred loan origination costs (fees)	285	(20)	(386)	(356)	82
Total commercial and consumer loans	159,838	147,341	176,056	198,438	188,741
Total loans receivable	1,252,075	1,218,833	1,237,332	1,269,020	1,246,227
Allowance for loan losses	(8,429)	(8,159)	(7,881)	(7,865)	(8,677)
Loans receivable, net	$1,243,646	$1,210,674	$1,229,451	$1,261,155	$1,237,550

(1) Includes PPP loans totaling:	$12,769	$19,763	$37,050	$50,380	$35,687

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Demand deposits	$215,708	$216,470	$219,072	$203,344	$189,968
NOW accounts	198,610	181,572	177,223	169,077	159,919
Money market accounts	361,352	363,090	332,843	301,892	256,132
Savings	393,041	381,836	387,529	372,151	354,882
Time deposits	354,356	361,669	375,015	407,826	416,386
Total deposits	$1,523,067	$1,504,637	$1,491,682	$1,454,290	$1,377,287

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Six Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$4,288	$3,614	$3,410	$3,592	$2,694	$7,902	$5,422

Adjustments (1):
Prepayment income on loans receivable and investment securities	(442)	(26)	(532)	(43)	(136)	(468)	(194)
Gains on sales of premises	(436)	-	-	-	-	(436)	-
PPP interest and fee income	(264)	(299)	(411)	(220)	(123)	(563)	(295)
Gains on sale of investment securities	-	-	-	(89)	-	-	-
Adjusted net income (Non-GAAP)	$3,146	$3,289	$2,467	$3,240	$2,435	$6,435	$4,933

Average number of common shares outstanding:
Basic	14,236,473	14,337,543	14,553,783	14,631,122	14,888,528	14,287,009	15,094,982
Diluted	14,281,232	14,405,816	14,586,928	14,632,342	14,899,020	14,349,272	15,094,982
Earnings per share (GAAP):
Basic	$0.30	$0.25	$0.23	$0.25	$0.18	$0.55	$0.36
Diluted	0.30	0.25	0.23	0.25	0.18	0.55	0.36
Adjusted earnings per common share (Non-GAAP):
Basic	$0.22	$0.23	$0.17	$0.22	$0.16	$0.45	$0.33
Diluted	0.22	0.23	0.17	0.22	0.16	0.45	0.33

(1) Amounts included in income before income tax expense are presented net of tax.

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Six Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Computation of Tax Equivalent Net Interest Income
Total interest income	$14,870	$14,227	$14,225	$29,097	$28,753
Total interest expense	1,612	1,692	2,678	3,304	5,629
Net interest income (GAAP)	13,258	12,535	11,547	25,793	23,124
Tax equivalent adjustment	99	89	45	188	78
Net interest income - tax equivalent (Non-GAAP)	$13,357	$12,624	$11,592	$25,981	$23,202

	Quarter Ended					Six Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$8,805	$8,624	$8,867	$8,572	$8,691	$17,429	$17,315

Net interest income (GAAP)	$13,258	$12,535	$12,581	$11,637	$11,547	$25,793	$23,124
Noninterest income (GAAP)	1,195	613	568	592	743	1,808	1,337
Total (GAAP)	14,453	13,148	13,149	12,229	12,290	27,601	24,461
Adjustments:
Prepayment income on loans receivable and investment securities	(555)	(32)	(667)	(55)	(176)	(587)	(249)
Gains on sales of premises	(548)	-	-	-	-	(548)	-
PPP interest and fee income	(332)	(373)	(516)	(279)	(159)	(705)	(376)
Gains on sales of investment securities	-	-	-	(113)	-	-	-
Adjusted total (Non-GAAP)	$13,018	$12,743	$11,966	$11,782	$11,955	$25,761	$23,836

Efficiency ratio (GAAP)	60.92%	65.59%	67.43%	70.10%	70.72%	63.15%	70.79%
Adjusted efficiency ratio (Non-GAAP)	67.64%	67.68%	74.10%	72.76%	72.70%	67.66%	72.64%

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$274,834	$274,728	$274,560	$271,297	$269,324
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(119)	(135)	(151)	(168)	(189)
Tangible common shareholders' equity (Non-GAAP)	$268,609	$268,487	$268,303	$265,023	$263,029

Common shares outstanding	15,337,979	15,574,310	15,770,645	15,966,216	16,097,867

Book value per share (GAAP)	$17.92	$17.64	$17.41	$16.99	$16.73
Adjustments:
Effects of intangible assets	(0.41)	(0.40)	(0.40)	(0.39)	(0.39)

Tangible book value per common share (Non-GAAP)	$17.51	$17.24	$17.01	$16.60	$16.34

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Six Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin
Average interest-earning assets	$1,796,613	$1,788,756	$1,714,975	$1,792,684	$1,720,450

Interest and dividend income (GAAP)	$14,870	$14,227	$14,225	$29,097	$28,753
Less: PPP interest and fee income	(332)	(373)	(159)	(705)	(376)
Less: Prepayment income on loans receivable	(555)	(32)	(59)	(587)	(132)
Adjusted interest and dividend income (Non-GAAP)	$13,983	$13,822	$14,007	$27,805	$28,245

Yield on interest-earning assets (GAAP)	3.33%	3.20%	3.32%	3.26%	3.35%
Adjusted yield on interest-earning assets (Non-GAAP)	3.11%	3.09%	3.27%	3.10%	3.28%

Net interest income (GAAP)	$13,258	$12,535	$11,547	$25,793	$23,124
Less: PPP interest and fee income	(332)	(373)	(159)	(705)	(376)
Less: Prepayment income on loans receivable	(555)	(32)	(59)	(587)	(132)
Adjusted net interest income (Non-GAAP)	$12,371	$12,130	$11,329	$24,501	$22,616

Net interest margin (GAAP)	2.97%	2.82%	2.70%	2.90%	2.70%
Adjusted net interest margin (Non-GAAP)	2.75%	2.71%	2.64%	2.73%	2.63%